Jefferies Financial Group Inc.
    Equity Compensation Plan
Restricted Stock Units Agreement – Three-Year Performance-Based RSUs

[Grant Date]

This Agreement ("Agreement") sets forth the terms of the grant of Restricted Stock Units on [________] (the "Grant Date") from Jefferies Financial Group Inc. ("Jefferies" or, when referring to Jefferies and its affiliates, the "Company") to [_________] ("Employee").

1.    Grant of RSUs. The Compensation Committee of the Board of Directors of Jefferies (the "Committee") has approved the following grant of Restricted Stock Units ("RSUs") to Employee under Jefferies’ Equity Compensation Plan, as amended and restated on March 28, 2024 (the "Plan"):

Grant Date:                [________]
Grant Type:    Performance-Based RSUs - Granted Based on FY 20__ Performance
Number of RSUs Granted:    [______] RSUs at Target; [_____] RSUs at Maximum

2.    Incorporation of Plan by Reference. The Plan and information regarding the Plan, including documents that constitute the "Prospectus" for the Plan under the Securities Act of 1933, can be viewed and printed from the Company’s secure intranet website. The terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Employee hereby acknowledges that the Plan and information regarding the Plan have been made readily available to Employee. Employee agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), the rules and regulations adopted from time to time thereunder and by all decisions and determinations of the Committee and the Company.

3.    Performance Goal and Earning of RSUs.
(a)    Three-Year Return on Tangible Equity. The number of RSUs earned by performance hereunder will be based on the level of achievement of the performance goal, return on tangible equity (“ROTE”), during the three-fiscal-year period ending November 30, 20__ (“Performance Period”).
Such Three-Year ROTE is expressed as the following formula:
[(Adjusted Tangible Book Value at 11/30/20__ + Aggregate Adjusted Net Income for fiscal 20__, 20__ and 20__) / Adjusted Tangible Book Value at 11/30/20__)^1/3] – 1

“Three-Year ROTE" means the compound annual return on tangible equity during the three-fiscal-year period ended November 30, 20__, which is the percentage that equals:
(A)     adjusted tangible book value at November 30, 20__ (calculated as shareholders’ equity minus goodwill, intangible assets and deferred tax assets and minus the weighted average of dividends and share repurchases made during the Performance Period, provided that the reacquisition of Common Shares exchanged by Sumitomo Mitsui Banking Corporation ("SMBC") for Series B Preferred Stock shall not be deemed to be "shares repurchased"), plus net income attributable to Jefferies common shareholders during fiscal years 20__, 20__ and 20__ plus that portion of "Allocation of earnings to participating securities" attributable to the Series B Preferred Stock held by SMBC and its successors and assigns or any non-voting Common Shares issued upon conversion of such Preferred Stock (if not otherwise attributed to common shareholders), excluding intangible amortization and goodwill and intangible impairments (in all cases, net of any tax impact) during each of fiscal years 20__, 20__ and 20__; divided by
(B)     adjusted tangible book value at November 30, 20__ (calculated in the same manner as in (A) above);
(C)     with the quotient raised to the power of 1/3rd, and then subtracting one.
(b)    Earned RSUs Resulting from Performance. Employee is eligible to earn the number of RSUs shown below in the far-right column set opposite the applicable ROTE performance result during the Performance Period:

Metric	Three-Year ROTE	Number of RSUs Resulting from Three-Year ROTE Performance
Three-Year ROTE	Less than 7.5%	0
	7.5%	[_____]
	10%	[_____]
	15% or Greater	[_____]
	Between 7.5%-10% or between 10%-15%	Between [_____] and [_____] and between [_____] and [_____], by straight-line interpolation

The Compensation Committee will certify (i) the number of RSUs resulting from the Company’s Three-Year ROTE (such number, the "Earned RSUs"). The number of RSUs that were potentially earnable hereunder but which exceed the number of Earned RSUs will be immediately forfeited.
(c)    Projected Level of Performance. In the case of certain Terminations of Employment under Section 4, the number of RSUs earned by performance will be calculated as provided in Section 3(a) and (b) but based on the level of ROTE determined by assuming that the rate of earning of net income under clause (A) of Section 3(a) through the end of the month in which Termination occurred would continue for the remainder of the Performance Period and, for purposes of clauses (A) and (B) of Section 3(a), using the weighted average of dividends and share repurchases through the end of the month in which Termination occurred, weighted based on the full three-year Performance Period (the “Projected Level”).
4.    Vesting, Forfeiture and Settlement Provisions. The following provisions will govern vesting, forfeiture, Settlement and related provisions of the Earned RSUs. Certain capitalized terms used in this Section 4 are defined below in Subsection 4(e).
(a)    Continuous Service.     If no Termination of Employment occurs prior to the Service Vesting Date, then 100% of the Earned RSUs will vest on the Service Vesting Date and, if not subsequently forfeited, will be Settled on the Settlement Date.
(b)    Death or Disability. The RSUs (if not previously earned) will be deemed Earned RSUs at the Projected Level and (if not previously vested) will immediately vest upon Termination of Employment by reason of Employee’s death or upon the occurrence of Employee's Disability, and 100% of such vested RSUs will be Settled within 30 days after the Company’s receipt of notification of Employee’s death (but in any case not later than six months after Employee’s death) or the occurrence of Employee’s Disability.

(c)    Termination by the Company not for Cause Not in Connection with a Change in Control. Upon an involuntary Termination of Employee's Employment by the Company not for Cause not upon or within 24 months after a Change in Control, the Earned RSUs (or deemed Earned RSUs at the Projected Level if Termination occurs before the end of the Performance Period) will vest in full (if not previously vested), provided that Employee executes a separation agreement and release in such form as may be reasonably requested by the Company and returns the executed separation agreement and release to the Company within 21 days of Employee’s receipt (or such longer period as may be required by law) and any additional period during which Employee may revoke as required by law has expired without Employee exercising the right to revoke the separation agreement and release; all such vested RSUs will then be Settled at the date such separation agreement and release has become legally binding and non-revocable, provided that, if circumstances would enable Employee to control the tax year of Settlement based on the timing of his return of the separation agreement and release, the applicable provisions of the Jefferies’ “Compliance Rules Under Code Section 409A” will govern, and provided further that the Settlement Date will be subject to Section 7(b) (if applicable). The Company will provide to Employee the form of the separation agreement and release required hereunder not later than five business days after Employee’s Termination. If Employee does not return to the Company an executed separation agreement and release within the applicable time period as required under this Subsection 4(c)(i) (or signs and then timely revokes his agreement to the separation agreement and release), all of the unvested RSUs will be forfeited. RSUs that are not earned and vested upon application of the Projected Level formula, if applicable, will be forfeited.
(d)    Qualifying Termination in Connection With a Change in Control. If, upon a Change in Control or within 24 months thereafter, there occurs an involuntary Termination of Employment by the Company not for Cause or a Termination of Employment by Employee for Good Reason, 100% of the Earned RSUs (or deemed Earned RSUs at the Projected Level if Termination occurs before the end of the Performance Period) will vest and 100% of the then outstanding vested RSUs will be Settled on the date of Termination (or, if that is not practicable, within five business days after Termination), subject to Section 7(b) (if applicable).

(e)    Termination by Employee for Other Reasons or Termination by the Company for Cause. Upon Termination of Employment by Employee for any reason other than a Termination governed by Section 4(b) or 4(d), or upon Termination of Employment by the Company for Cause, the number of RSUs not earned or not vested at the date of Termination will be forfeited, and the number of Earned RSUs vested prior to the date of Termination will be Settled on the date of Termination (or, if that is not practicable, within five business days after Termination), subject to Section 7(b) (if applicable).

(f)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)    "Cause" shall have the meaning under the Company’s Employee Handbook as in effect at the date of Employee's Termination of Employment.

(ii)    “Change in Control” means the occurrence of any of the following events after the Grant Date:

(A)    Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Jefferies, any trustee or other fiduciary holding securities under an employee benefit plan of Jefferies, or any company owned, directly or indirectly, by the shareholders of Jefferies in substantially the same proportions as their ownership of stock of Jefferies), acquires voting securities of Jefferies and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Jefferies representing 50% or more of the combined voting power of Jefferies' then-outstanding voting securities;

(B)    During any period of two consecutive years commencing on or after the Grant Date, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by Jefferies’ shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof;

(C)    Jefferies has consummated a merger, consolidation, recapitalization, or reorganization of Jefferies, or a reverse stock split of any class of voting securities of Jefferies, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of Jefferies or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of Jefferies outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this subsection, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of Jefferies or of such surviving entity or a subsidiary thereof; or

(D)    The shareholders of Jefferies have approved a plan of complete liquidation of Jefferies or an agreement for the sale or disposition by Jefferies of all or substantially all (that being not less than 60%) of Jefferies' assets (or any transaction having a similar effect), and Jefferies has taken a substantial step to implement such liquidation or sale or disposition of assets.

    (iii)    "Disability" shall have the meaning under the Company's long-term disability policy as in effect at the date of Employee's Termination of Employment, provided that such definition in any event shall conform to the requirements of Treasury Regulation Section 1.409A-3(i)(4).

    (iv)    “Good Reason” means the occurrence of any of the following events without Employee’s written consent: (A) a material diminution in Employee’s authority, offices, titles, duties or responsibilities at the Company, (B) a failure by the Company to pay compensation consistent with past practices that is due and owing to Employee or provide benefits, including perquisites, at levels provided in the year immediately preceding the Change in Control (other than minor and insubstantial changes to compensation and benefits), or (C), relocation of Employee’s principal office to a location outside of New York City or the counties of Westchester, Nassau or Suffolk (NY); provided, however, that in all cases (1) Employee must give notice of the existence of the Good Reason condition within 30 days of its initial existence by providing written notice to the General Counsel of Jefferies, (2) Jefferies shall have 30 days during which it may remedy or “cure” the circumstances giving rise to Good Reason and no Good

Reason shall exist if Jefferies has remedied or cured the Good Reason during such time period, and (3) Employee must terminate his employment for Good Reason within six months of the initial existence of the Good Reason.

    (v)    "Service Vesting Date" means the third anniversary of the Grant Date.

(vi)    "Settle" or "Settlement" means the delivery of one share of the Company’s common shares for each RSU being settled.

(vii)    "Settlement Date" means the Service Vesting Date, provided that Settlement may occur at an earlier date in accordance with Section 4(b) (death or Disability), 4(c) (upon a Termination not for Cause not in connection with a Change in Control) or 4(d) (upon a qualifying Termination at or following a Change in Control)).

(viii)    "Termination" or "Termination of Employment" means Employee’s “Separation from Service” as defined in Treasury Regulation Section 1.409A-1(h).

(ix)    "Vest" or "Vested" means the RSUs are no longer subject to risk of forfeiture based on the employment status of Employee.

5.    Dividends, Splits and Adjustments.

(a)    Dividends. Dividends shall be credited and adjustments shall be made to the RSUs as follows:

(i)    Cash Dividends. If the Company declares and pays a dividend (including any distribution) on shares of its common shares in the form of cash, then a number of additional RSUs shall be credited to Employee's Account to give effect to such dividend as if it were reinvested into additional RSUs with such adjustment made on the payment date for such dividend. The credit shall equal (A) the cash amount of the dividend paid on each outstanding share of common shares multiplied by the number of RSUs then credited to Employee’s Account whether or not then earned or vested (and thus including RSUs potentially earnable for above-target performance) but, at Settlement, treating such credited RSUs as earned and vested only to the extent the underlying RSU is an Earned RSU that has become vested, and including RSUs previously credited indirectly on such Earned/vested underlying RSU under this Section 5(a) divided by (B) the Fair Market Value of a common share on the dividend payment date.

(ii)    Non-Common Share Property Dividends. If the Company declares and pays a dividend (including any distribution) on common shares in the form of property other than common shares, then, subject to Section 5(b), a number of additional RSUs shall be credited to Employee's Account to give effect to such dividend as if it were reinvested into additional RSUs with such adjustment made on the payment date for such dividend (unless the RSUs are adjusted by the Committee in an alternative manner under Section 5(b)). The credit shall equal (A) the Fair Market Value of the property paid on each outstanding common share multiplied by the number of RSUs then credited to Employee’s Account (whether or not then earned or vested but, at Settlement, treating such credited RSUs as earned or vested only to the extent the underlying RSU is an Earned RSU and/or is vested, and including RSUs previously credited indirectly on such Earned/vested underlying RSU under this Section 5(a)) divided by (ii) the Fair Market Value of a common share on the payment date (such Fair Market Value to be determined on an "ex distribution" basis).

(iii)    Common Share Dividends and Splits. If the Company declares and pays a dividend (including any distribution) on common shares in the form of additional common shares, or there occurs a split of common shares, then the number of RSUs shall be increased on the payment date for such dividend or split to give effect to such dividend or split (or decreased in the event of a reverse split), whether or not then earned or vested but, at Settlement, treating such credited RSUs as earned or vested only to the extent the underlying RSU is an Earned RSU and/or is vested, and including RSUs previously credited indirectly on such Earned/vested underlying RSU under this Section 5(a).

(b)    Adjustments. The number of RSUs subject to this Agreement and the performance goal and related terms in Section 3 shall be appropriately adjusted by the Committee in order to prevent dilution or enlargement of Employee's rights or the incentive opportunity with respect to RSUs resulting from any event referred to in Section 5.2 of the Plan or a change in the Company's capital structure, a change in accounting standards, conventions, or terms used in Company financial statements or a change in applicable tax or other laws affecting the performance goal. Adjustments under this Section 5(b) will take into account any crediting of RSUs under Section 5(a) relating to the event triggering the adjustment, provided that the Committee may determine to make an adjustment under Section 5(b) in lieu of crediting additional RSUs under Section 5(a)(ii).

(c)    Risk of Forfeiture and Settlement of RSUs Resulting from Dividends, Splits and Adjustments. RSUs that directly or indirectly result from dividends, splits and adjustments shall be subject to the same risk of forfeiture, settlement terms and other terms as apply to the underlying RSUs.

(d)    Changes to Manner of Crediting Dividends, Splits and Adjustment. The pro-visions of this Section 5 notwithstanding, the Company or the Committee may vary the manner and timing of crediting dividend equivalents, splits and adjustments for reasonable administrative convenience.

6.    Other Conditions. As a condition to any non-forfeiture of the RSUs at or after Termination of Employment and to any Settlement of the RSUs, Jefferies or the Committee may require Employee (a) to make any representation or warranty to the Company as may be reasonably requested by the Company or the Committee or required under any applicable law or regulation, and (b) to take any action the Company or the Committee reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NYSE, the Financial Industry Regulatory Authority, any other stock exchange or self-regulatory organization or any other obligation of the Company or Employee relating to the RSUs or this Agreement. Whenever this Agreement or the Plan authorizes the Company to take or not take any action, Employee and all persons with a possible conflict of interest or interest similar to Employee shall not participate in any manner in the decision to take or not take such action.

7.    Other Terms Relating to RSUs.

(a)Non-transferability. Until RSUs are Settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of RSUs or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.

(b)    Deferral of Settlement; Compliance with Code Section 409A. At grant, it is intended that the RSUs will constitute a “short-term deferral” under Code Section 409A, and conversely will not constitute a deferral of compensation for purposes of Code Section 409A Settlement of any RSU, which otherwise would occur at the Settlement Date or in connection with a Termination of Employment, will be deferred in certain cases if Employee makes a valid deferral election relating to the RSUs. If and to the extent that any portion of the RSUs constitutes a deferral of compensation under Code Section 409A, such RSUs and the provisions of this Agreement are subject to Jefferies’ “Compliance Rules Under Code Section 409A.” Deferrals, whether elective or mandatory under the terms of this Agreement, will comply with requirements under Code Section 409A. Deferrals will be subject to such other restrictions and terms as may be specified by the Company prior to deferral. It is understood that Code Section 409A and regulations thereunder require any elective deferral to comply with Section 409A(a)(4)(C). Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations as presently in effect or hereafter implemented, with respect to RSUs other than those that are excluded from being deemed deferrals of compensation under 409A, (i) a distribution in Settlement of RSUs to Employee triggered by a Termination of Employment will occur only if the Termination constitutes a "separation from service" within the meaning of Code Section 409A(a)(2)(A)(i), (ii) if, at the time of such separation from service, Employee is a "specified employee" under Code Section 409A(a)(2)(B)(i) and a delay in distribution is required in order that Employee will not be subject to a tax penalty under Code Section 409A, such distribution in Settlement of RSUs will occur at the date six months and one day after Termination of Employment; and (iii) any rights of Employee or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Employee will not be subject to any penalty under Code Section 409A. Other provisions of this Agreement notwithstanding, if a separation from service occurs within less than six months before the fixed date specified as the Settlement Date (or elected as a deferred Settlement date) and the six-month delay rule would apply to a Settlement triggered by such separation from service, the Settlement will not be made based on the separation from service, but instead the Settlement shall be made based on the fixed date specified as the Settlement Date (or deferred Settlement date). If any portion of the RSUs constitutes a deferral of compensation under Code Section 409A (for example, if a deferral is validly elected by Employee), that portion of RSUs will be deemed a separate payment from the portion of RSUs that is not a deferral of compensation under Section 409A.

(c)    Tax Withholding. Employee understands and acknowledges that certain amounts must be withheld to satisfy federal, state, local or foreign tax obligations associated with the lapse of the risk of forfeiture and/or Settlement of the RSUs ("Withholdings"). Employee shall make arrangements satisfactory to the Company, in advance of any event triggering a Withholding obligation on the part of the Company, to provide for payment of all applicable Withholdings. Employee expressly authorizes the Company to withhold the applicable amount of Withholdings from any payment to Employee or other source of Employee’s funds or securities, including any payment relating to an Award or any payroll or other source of Employee’s funds or securities, and/or withhold shares deliverable in Settlement of the RSUs having a Fair Market Value equal to the amount of such tax liability required to be withheld as Withholdings in connection with the event triggering Withholding. This may include a withholding upon the vesting of the RSUs if and to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vi). Unless Employee has made alternative arrangements satisfactory to the Company to satisfy mandatory Withholding requirements or unless otherwise determined by the Company, the Company will withhold shares to satisfy any Withholding obligation. Upon the Withholding of shares, the value of shares withheld shall not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities, unless withholding of shares with a greater value is permitted without triggering additional expense recognition under applicable accounting rules. This provision does not obligate the Company to withhold shares to satisfy Withholding obligations. The Company may specify a reasonable deadline (for example, the end of the latest window period during which Employee is permitted to trade under any then applicable insider trading policy of the Company prior to an event causing a tax liability) by which Employee must make alternative arrangements for the payment of Withholdings.

(d)     Clawback Policy. Notwithstanding anything to the contrary in this Agreement, all RSUs and common shares issued in Settlement of RSUs shall be subject to Section 7.7 of the Plan and otherwise shall be subject to any applicable clawback policy of the Company and to any similar policy adopted by the Company, the Committee, the Board of Directors of Jefferies or any committee of the Board of Directors of Jefferies from time to time (including, but not limited to, any policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law), regardless of whether any such policy is adopted before or after the date of this Agreement or before or after the date RSUs become vested or are Settled.

(e)    Unfunded Plan. Any provision for distribution in Settlement of Employee's Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.

8.    Miscellaneous. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement and the Plan, and any deferral election separately filed with the Company relating to this Award, constitute the entire agreement between the parties with respect to the RSUs, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this Agreement that may impose any additional obligation upon the Company shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of Jefferies or an affiliate. Neither the RSUs nor the granting thereof shall constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer, director or employee of the Company for any period of time, or at any particular rate of compensation. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.
Employee hereby acknowledges that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable. Employee hereby further acknowledges that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, Employee agrees that if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.    Grantee’s Acceptance. Employee hereby accepts the RSUs described in this Agreement and agrees to be bound by the terms and provisions set forth in the Plan and this Agreement. Employee hereby further agrees that all the decisions and determinations of the Committee and the Company shall be final and binding.

Accepted and agreed.

Employee                    Jefferies Financial Group Inc.

______________________________    By: ___________________________
[___________]    [________]

Please contact Stock Administration at stock_administration@jefferies.com with any questions.

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